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                                                  Exhibit 10.26.2


          AMENDED AND RESTATED STEAM VENTURE AGREEMENT


     This Amended and Restated Steam Venture Agreement is made this 17th day of September, 1993 by, between and among Philadelphia Thermal Energy Corporation ("PTEC"), Philadelphia United Power Corporation, formerly known as United Thermal Development Corporation ("PUPCO"), Adwin Equipment Company ("Adwin") and O'Brien Environmental Energy, Inc. ("O'Brien").

                    BACKGROUND TO RESTATEMENT

     PTEC, PUPCO,  Adwin, O'Brien and Grays Ferry Cogeneration
Partnership, a general partnership formed by Adwin and O'Brien
("Project Developer"), are parties to some or all of a series of agreements, each dated November 11, 1991, as follows
(collectively, "Original Agreements"):

     (1)  Steam Venture Agreement by and among O'Brien, Adwin,
PUPCO and PTEC ("Original Venture Agreement");

     (2)  Site Lease by and between PTEC and Project Developer
("Original Lease");

     (3)  Steam Purchase Agreement by and among PTEC, Adwin,
O'Brien and Project Developer ("Original Purchase Agreement");

     (4) Project Services and Development Agreement by and between Project Developer and PUPCO ("Original Development
Agreement");

     (5)  Penn Selection Agreement by and among PTEC, PUPCO,
Adwin, O'Brien and Project Developer ("Original Penn Agreement");
and

     (6) Dock Facilities by and among PTEC, Project Developer and Philadelphia Thermal Development Corporation ("Original Dock
Agreement").

     The Original Agreements set forth the terms and conditions under which Adwin and O'Brien formed the Project Developer for the purposes of constructing and owning a Cogeneration Facility (as defined hereafter), which will be located on a portion of PTEC's Schuylkill Station site. The Cogeneration Facility will produce steam and electrical power, and will be operated and maintained by PUPCO. Steam from the Cogeneration Facility will be purchased by PTEC for use in PTEC's steam distribution system. The parties have subsequently agreed to terminate the Original Penn Agreement.

     The Original Agreements contemplated that the Cogeneration Facility would consist of a Frame 7 Gas Turbine, a Heat Recovery Steam Generator, a steam turbine and a high pressure auxiliary boiler with a minimum 500,000 lbs/hour of capacity (No. 6 oil

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rating) which would be capable of burning both No. 6 oil and natural gas ("Auxiliary Boiler"). The Original Agreements further contemplated that the Auxiliary Boiler would, under certain circumstances, be constructed on an accelerated basis prior to the remainder of the equipment described above.

     Adwin and O'Brien have now requested, and PTEC and PUPCO have agreed, that the installation of the Cogeneration Facility ("Project") be restructured in certain ways, including the development of the Project in two discrete phases, consisting of
(i) installation in Phase I of a high pressure auxiliary boiler with a 40 megawatt steam turbine ("Phase I Project"), and (ii) installation in Phase II of the Frame 7 Gas Turbine and related equipment ("Phase II Project"). The parties intend that the Phase I Project be completed on an expedited basis.

     The parties have further agreed to amend certain of the Original Agreements and to restate those Original Agreements, as so amended, in their entirety, to reflect the changes to the Project described above.

     Now, therefore, intending to be legally bound hereby, the parties hereby amend the Original Venture Agreement and restate the Original Venture Agreement in its entirety, as follows:

                           BACKGROUND

     PTEC is a public utility certificated by the Pennsylvania
Public Utility Commission ("PUC") to sell steam in certain portions of a defined area of the City of Philadelphia consisting of Center City and West Philadelphia ("Service Area").

     Adwin is a wholly-owned subsidiary of the Eastern
Pennsylvania Development Company, which itself is a wholly-owned subsidiary of the Philadelphia Electric Company ("PECO").

     O'Brien is a developer, owner and operator of cogeneration, alternative fuel and waste heat recovery projects that produce steam and electric energy for sale to industrial and commercial users and public utilities.

     PTEC is the only certificated utility authorized to sell steam to the public for compensation in PTEC's Service Area. However, customers and potential customers located therein may, individually, produce steam and other forms of energy for their own use.

     PTEC presently has a need to both upgrade and add to its steam production facilities to continue generating steam in the quantities and with the reliability needed to serve the public in its Service Area.

     PTEC, PUPCO, Adwin and O'Brien each believes that it can participate in the steam market for the Service Area and realize

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significant efficiencies by the joint development of a facility
(the "Cogeneration Facility") which would (i) provide new capacity and base steam load for PTEC, and (ii) provide steam energy to PECO or other utility.

     The parties believe that an agreement which provides, among other things, for the construction and operation of a steam production facility which would supply steam exclusively to PTEC on a "take or pay with minimum takes" basis which PTEC could then resell to customers within PTEC's Service Area would be in their mutual best interests.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1.   Project Description

          A. O'Brien and Adwin acting together through a Pennsylvania general partnership known as Grays Ferry Cogeneration Partnership (the "Project Developer") will design, construct, start-up, test and own the Cogeneration Facility (as defined below) to be located at PTEC's existing Schuylkill Station site (the "Project") or at another mutually acceptable site owned by PTEC or an affiliate of PTEC.

          B. Prior to the Project Developer entering into contracts for the construction of the Project, PTEC will be entitled to review and approve a list of prospective steam generating equipment options and, if approval by an independent engineer engaged by any lender to the Project is also required, PTEC's review will be prior to such approval as well. PTEC will not unreasonably withhold its approval of the Project Developer's nominees or selections for these lists. Project Developer has provided, and PTEC has approved, the list of prospective project engineering and construction firms attached hereto as Exhibit F.

          C. The Project will be constructed in two phases, based, inter alia, on the availability of financing. Phase I of the Project, ("Phase I" or the "Phase I Project") will include the installation of a high pressure auxiliary boiler with a 40 megawatt steam turbine. Phase II of the Project ("Phase II" or the "Phase II Project") will include the installation of a Frame
7 Gas Turbine and a Heat Recovery Steam Generator (as used herein, the term "Cogeneration Facility" shall refer to Phase I of the Project and, if completed, Phase II of the Project).
Phase II of the Project will have the capacity to deliver to PTEC at least 1,000,000 pounds per hour of steam in accordance with the technical specifications of PTEC attached hereto as Exhibit
A. PUPCO and PTEC agree that the Project Developer may purchase and utilize a used steam turbine that is approved in advance of acquisition by PTEC. The Project will supply and PTEC shall be obligated to purchase Distribution Sendout Steam (low pressure

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steam) as defined in Appendix 2 of the Amended Steam Purchase
Agreement (210-240 psi, 40 degrees F) from the Phase I Project for the term of this Agreement, in the amounts and at the prices specified herein, until the Phase II Project Acceptance Date. All references in this Agreement and the other Amended Project Agreements to the purchase of "steam" prior to the Phase II Project Acceptance Date shall refer to Distribution Sendout Steam.

     2.   Project Schedule; Amended Project Services and
Development Agreement

          A.   The target date for completion of the
construction, testing  and make ready for the Phase II Project
("Phase II Project Acceptance Date") shall be thirty (30) months from the date Phase II Project financing is closed.

          B. The Project Developer has delivered to PUPCO, and PUPCO has approved, the following: (i) a list of major pieces of equipment to be purchased for Phase I and Phase II of the Project and (ii) a schematic and simplified single line diagram showing how the equipment is to be arranged. Before financing closing for Phase I, Project Developer will deliver to PUPCO the following: (i) the control systems for the equipment, (ii) the mechanical and electrical interconnection points, and (iii) the vendor warranties and guarantees that are standard and which will be requested in soliciting equipment bids, as further described in the Project Services Agreement (as defined below).

          C. The parties shall hereafter promptly negotiate the Availability Standards to be attached to the Amended Project Services and Development Agreement among PTEC, PUPCO and the Project Developer of even date herewith attached hereto as Exhibit B ("Amended Project Services Agreement"), pursuant to which the Project Developer will, inter alia, retain PUPCO to operate the Cogeneration Facility and agree to make certain payments to PUPCO.

          D. Phase I will be constructed by Project Developer on an accelerated basis.

          E. The parties hereto shall diligently expedite and assist Project contractors in the completion and submission of all applications for Permits (as defined in Section 7(D)) necessary for the construction of the Project ("Construction Permits").

     3.   Amended Site Lease

          A. Schuylkill Station, which is PTEC's main plant within the existing steam system owned and operated by PTEC, is situated on real estate located at 2600 Christian Street, Philadelphia, Pennsylvania ("Land") which is owned by PECO and

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leased to PTEC under a long-term lease which may impose upon PTEC at the end of the term (either 50 or 100 years) the obligation to purchase the property at the current market value (the "PECO Lease"). Schuylkill Station was used by PECO prior to 1987 to generate both electric energy and steam energy; now Schuylkill Station has been divided into two sections, and, with some exceptions, PTEC owns or leases and operates the sections of the buildings located on the Land (the "Buildings") which relate to steam production.

          B. Under the terms of the PECO Lease, certain of the modifications to be made by PTEC to the Schuylkill Station is connection with this Agreement will require the prior consent of PECO.

          C. The lease for the site from PTEC to the Project shall otherwise be on the terms and conditions set forth in Exhibit C attached hereto ("Amended Site Lease").

     4.   Sales of Steam by the Project

          A. During the term of this Agreement and following Phase I Project Acceptance (as defined in the Amended Project Services Agreement), the Project will sell all steam produced by the Project (net of the Project's requirements) to PTEC, and PTEC will purchase all of its steam requirements from the Project, except that PTEC shall have the right to access alternate sources of steam when necessary (i) to operate boilers at other PTEC facilities to meet minimum loading requirements for maintaining adequate pressure and to provide system reliability, or (ii) to satisfy PTEC steam send out requirements above and beyond the capabilities of the Project.

          B. On an annual basis, PTEC will pay for the greater of (i) the amount of steam actually accepted by PTEC, or (ii) as follows:

          (x) after the Phase I Project Acceptance Date (as defined in the Amended Project Services Agreement) and before the Phase II Project Acceptance Date, 3.0 million Mlbs., subject to adjustment as set forth in the Amended Project Services
Agreements and the Amended Steam Purchase Agreement; and

          (y) after the Phase II Project Acceptance Date, 3.3 million Mlbs., subject to adjustment as set forth in the Amended
Project Services Agreements and the Amended Steam Purchase
Agreement.

          C. The sale of steam by the Project shall otherwise be on the terms and conditions set forth in Exhibit D attached hereto
("Amended Steam Purchase Agreement").

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     5.   Term

          A. The term of this Agreement and of the Amended Site Lease, Amended Project Services Agreement and Amended Steam Purchase Agreement (collectively, "Amended Project Agreements") will be for a minimum term consisting of (i) the period commencing on the date hereof and ending on t he date ("Full Operation Date") which will be the Phase II Project Acceptance Date unless construction of the Phase II Project has not been initiated (as described in Section 9 below) within one (1) year after the Phase I Acceptance Date, in which event the Full Operation Date will be the Phase I Project Acceptance Date, plus
(ii) twenty-five (25) years commencing on the Full Operation Date ("Initial Term"), with the Project Developer having the option to extend the term of the Amended Steam Purchase Agreement, the Amended Project Services Agreement and the Amended Site Lease for an additional term of ten (10) years, such option to be exercised no earlier than the twentieth anniversary, and no later than the twenty-third anniversary, of the Full Operation Date. If the Project Developer does not elect to extend for an additional term, then PUPCO shall have the option to purchase the Project pursuant to Section 5C; if PUPCO does not so elect by notice given no later than eighteen (18) months before the expiration of the Initial Term, Project Developer shall have the option to extend the term of the Project Documents for an additional term of fifteen (15) years. If Project Developer does not so elect by notice given no later than twelve (12) months before the expiration of the Initial Term, this Agreement and all the Amended Project Documents shall terminate at the expiration of the Initial Term.

          B. Extension of the term of this Agreement and the Amended Project Agreements beyond the Initial Term shall be permitted only if agreement is reached among the parties to adjust the steam price charged to PTEC to be equal to or less than PTEC's avoided cost of steam (including the unamortized capital cost of the Project's steam generating equipment, fuel, water, chemicals, and any other appropriate costs) as of the commencement of each extended term.

          C. If PUPCO elects to purchase the Project pursuant to Section 5A, PUPCO shall purchase the Project pursuant to
Section 19.3 of the Amended Project Services Agreement.

     6.   Access

          During the term of the Amended Project Agreements, including any extensions thereof, and for a period of three (3) years thereafter, the Project Developer, upon reasonable notice, shall grant PTEC or its auditors access to such of the Project's books and records and audit workpapers as shall in the reasonable opinion of TEC or its auditors be necessary for them to prepare and support filings which PTEC may be obligated to make with regulatory agencies, including but not limited to the PUC, with

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respect to PTEC's ownership interest in, operation of, or
contractual agreements with, the Project.

     7.   Fees

          A. O'Brien and Adwin shall each have the right to recover their actual development expenses incurred with respect to the Project and to earn a development fee ("Development Fee") equal to three percent (3%) of total Project costs, except that the interest costs during construction shall not exceed $9 million for the purpose of calculating the Development Fee. The $9 million interest allowance shall be allocated pro rata between the financing for the Phase I Project and the financing for the Phase II Project, based on the relative amount of each financing. Notwithstanding the preceding sentence, however, the maximum allowable interest for the financing of the Phase I Project shall not exceed nine percent (9%) of the debt incurred for the Phase I Project. Since PUPCO will receive a services and deferred development fee, PUPCO and its affiliates shall have no right or interest in the Development Fee.

          B. O'Brien and Adwin have heretofore paid $150,000 to PUPCO for PUPCO's development services in connection with the Cogeneration Facility.

          C. O'Brien and Adwin have paid to PUPCO an additional sum of $150,000 upon the execution of the Original Agreement.

          D. O'Brien and Adwin will cause the Project Developer to pay to PUPCO the following payments:

               (i) beginning on December 17, 1992, the sum of $150,000, and each quarter thereafter (i.e., the 17th day of each subsequent March, June, September and December), the sum of $150,000, pro-rated monthly until the Phase I Project Acceptance Date;

               (ii) after the Phase I Project Acceptance Date, beginning on the Phase II Project Acceptance Date, annual payments equal to the sum of (1) $1,200,000 plus (2) the product of (x) $2,000 times (y) the number of full or partial calendar months between the Phase I Project Acceptance Date and the Phase II Project Acceptance Date ("Phase II Fee"), subject to the installments, for so long as (1) neither PUPCO or PTEC are currently in default under any of the terms and conditions of any amended Project Agreement to which they are a party and (2) Penn remains a PTEC steam system customer and (3) the minimum take provisions in the Amended Steam Purchase Agreement have remained unadjusted. This payment will be divided as follows: one-third of the Phase II Fee shall be a fixed annual payment and two-thirds of the Phase II Fee shall be escalated at three percent (3%) per year.

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          E.   If, prior to the date any party terminates the
Amended Project Agreements in accordance with Section 9, any of the parties or their affiliates seeks to participate in or facilitate any project which will primarily serve, the energy needs of Penn, that party will make a binding offer to the other parties to this Agreement to participate on an equal basis in such project. For purposes of this section, PUPCO AND PTEC shall be considered one party. Nothing in this section shall be deemed to refer to contractual arrangements between Penn and Philadelphia Electric Company or PTEC which would be required to be entered into by law, and this Section E will not apply to the execution by Penn and PTEC of a long-term steam purchase agreement under PTEC's Large Volume Rider.

          F. O'Brien and Adwin, jointly, will pay to PUPCO the sum of (i) $550,000 at financial closing for the construction of Phase I of the Project, and (ii) $50,000 at financial closing for the construction of Phase II of the Project.

     8.   Confidentiality

          O'Brien, Adwin, PUPCO, and PTEC each agree that the technical and financial information and materials which may be disclosed to the other party during the course of negotiations shall be treated by the receiving party as confidential.

     9.   Termination

          If construction of the Phase II Project has not been initiated (i) within six (6) months after the date PECO, or another utility, becomes unconditionally contractually bound to pay the equivalent of $65 per kilowatt per year ($65/kw/year) for a minimum of twenty (20) years, for a minimum of 120 megawatts of capacity ("Capacity Contract"), or (ii) in any event within two
(2) years after the Phase I Project Acceptance Date, either party may terminate Phase II of the Project, and any party hereto shall have the right, by written notice to the other parties, to terminate all obligations contained in any of the Amended Project Agreements regarding Phase II, including, without limitation, any obligations to develop, construct, operate or purchase steam from Phase II, and, at PUPCO's option and request, Project Developer will use its best efforts to have all agreements with PECO and other agreements and permits affecting the Phase II Project assigned to PUPCO (upon which assignment Project Developer, O'Brien and Adwin shall each be released from any further liability hereunder). In the event that the Phase II Project is terminated as set forth above and the Project Developer is unable, despite its best efforts, to obtain PECO's consent to the assignments required in this Section 9, O'Brien, Adwin and Project Developer shall be released from any further liability with respect to the Phase II Project. For purposes of this Agreement, construction will only be deemed to have been initiated if (i) a building permit for Phase II has been obtained by the Project Developer, (ii) a general construction contract

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has been executed for such construction, and (iii) work has started on the site for Phase II.

     10.  Withdrawal Penalty

          If any party withdraws from the negotiations relating to the Project or from the Amended Project Agreements at any time prior to the Phase I Project Acceptance Date, the remaining parties will receive the withdrawing party's equity interest on a pro-rata basis and will assume all responsibilities and benefits flowing from such equity interest. The withdrawing party shall pay all direct out-of-pocket costs, up to an aggregate of $50,000 to all other parties together, incurred by the remaining parties and the Project as a result of such withdrawal. For purposes of this Paragraph 10, PTEC shall be deemed not to be a party.

     11.  Miscellaneous

               A.   Amendments.  No change, amendment of
modification of this Agreement shall be valid or binding upon the parties unless made in a writing signed by all parties.

               B. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Titles of Sections are for convenience only, and neither limit nor amplify the provisions of this Agreement. This Agreement shall always be deemed to mean this Agreement and the Exhibits and Schedules hereto.

               C. Notices. Any notice, demand, offer, consent, report, approval or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the party giving such notice and shall be hand delivered, or sent by overnight delivery or by certified mail to the other parties at the following addresses and shall be effective upon receipt.
                    PTEC:     President
                              Philadelphia Thermal Energy
                              Corporation
                              2600 Christian Street
                              Philadelphia, PA 19146

                    PUPCO:    President
                              Philadelphia United Power
                              Corporation
                              2600 Christian Street
                              Philadelphia, PA 19146

                    O'Brien:  Vice President
                              O'Brien Environmental Energy, Inc.
                              225 S. 8th Street
                              Philadelphia, PA 19106

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                    Adwin:    Vice President
                              Adwin Equipment Company
                              300 Stevens Drive
                              Lester, PA 19113

     Each party shall have the right to change the place to which notice shall be sent or delivered by notice to the other parties.
The effective date of any notice issued pursuant to this Agreement shall be as of the addressee's receipt of such notice.

               D.   Severability.  If any provision of this
Agreement or the application thereof to any persons or circumstances shall be invalid or unenforceable to any extent,
(a) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and (b) each such provision shall be enforced to the greatest extent permitted by law.

               E. Assignment. No party shall either assign or otherwise transfer this Agreement (or any right or obligation contained herein) without the prior written consent of the other parties, and any assignment, subletting or other transfer without such consent shall be void. Notwithstanding the foregoing, Adwin and O'Brien may assign this Agreement as security for or as required by any lender of funds to the Project Developer.

               F. No Waiver. No consent or waiver, express or implied, by a party to or of any breach or default by the party in the performance by it of any of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligation of such party hereunder.

               G. Applicable Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, exclusive of conflicts of laws provisions.

               H.   Successors and Assigns.  Subject to the
restrictions on transfers set forth herein, this Agreement shall inure to the benefit of, be binding upon and be enforceable by and against the parties and their respective successors and assigns.

               I. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement. It shall not be necessary that any counterpart be signed by all parties so long as each party shall have executed two counterparts.

               J.   Proprietary Information.  If any party
transmits to any other party information (including, without limitation, drawings, technology, reports and designs) which the

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disclosing party designated in writing as "proprietary
information", the receiving party shall receive and hold such proprietary information in confidence, shall use it exclusively in connection with the Project (including necessary disclosures on a proprietary basis to others directly engaged in the operation or financing of the Project such as consultants, trustees and lenders engaged for that purpose provided that such third party shall consent in writing to be bound by the provision of this Section 11.J, but in any event avoiding any disclosures to other Project suppliers) and shall not publish or otherwise disclose it to others. Notwithstanding the foregoing restrictions, any party will have the right to disclose proprietary information furnished hereunder to a governmental authority to the extent required by such governmental authority; provided, however, that if such party undertakes to so disclose such proprietary information, it agrees to give the other parties advance written notice of such undertaking, to make reasonable efforts to secure confidential treatment of such proprietary information by the governmental authority in question and to permit such other parties to participate in discussions with the governmental authority with regard to confidential treatment. In the event that efforts to secure confidential treatment are unsuccessful, the owner of the proprietary information shall have the right, if legally permissible, to revise such proprietary information to make it nonproprietary or to minimize the loss of its proprietary value.

               K.   Assignment of electric Purchase Agreement.

                    (i) Upon the occurrence of a Phase I Project Termination Event (as defined below), Project Developer shall assign to PUPCO (subject to PECO's prior consent) Project Developer's interest in (a) the Electric Output Purchase Agreement dated July 28, 1992 ("Electric Purchase Agreement") and
(b) and capacity related addendum to the Electric Purchase Agreement or other agreement that Project Developer executes with PECO or any other utility, and (c) the "Permit to Construct, Install and Operate the Cogeneration Process" granted by the City of Philadelphia Department of Public Health dated November 4, 1992.


                    (ii) A Phase I Project Termination Event shall occur hereunder upon the earlier to occur of (a) termination of the Project by O'Brien, Adwin or Project Developer for any reason, or (b) failure by Project Developer to obtain construction financing for the Phase I Project, as evidenced by a binding executed commitment letter from a reputable lender subject only to conditions accepted in writing by Project Developer, consistent with the Amended Project Documents and not requiring any amendment to the price of steam payable by PTEC or imposing any additional financial obligations on PTEC ("Binding Commitment"), by the later to occur of the following ("Commitment Deadline"): (a) January 1, 1994 or (b) ninety (90) days after the date on which the Pennsylvania Public Utility Commission approves

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the Amended Project Agreements, provided that Project Developer may extend the Commitment Deadline for an additional three months by making payments to PUPCO on the first day of each extension month in the amount of $50,000 for each full or partial month extended.

                    (iii)     In the event that the Project
Developer has not executed a noncontingent contract to receive the Contract Capacity as defined in Section 9 above for the Phase II portion of the Project by January 1, 1995, or the Project Developer terminates Phase II for any reason, PUPCO may terminate the Phase II Project and Project Developer shall assign to PUPCO (subject to PECO's consent) Project Developer's interest in (a) 110 megawatts of the 150 megawatt Electric Purchase Agreement and
(b) any remaining capacity in excess of 31.5 megawatts available under any capacity-related addendum to the Electric Purchase Agreement or other or agreement Project Developer executes. O'Brien and Adwin may extend the January 1, 1995 date an additional three months by making payments to PUPCO on the first day of each extension month in the amount of $50,000 for each full or partial month extended.

               L. Reimbursement of Expenses. O'Brien and Adwin will reimburse PUPCO and PTEC for all approved out of pocket costs associated with the change in Project configuration evidenced by the Amended Project Agreements up to a maximum amount of $75,000 for legal, environmental and engineering costs. Such payments will be made on a quarterly basis with the first payment on March 23, 1993. O'Brien and Adwin agree to negotiate an increased maximum amount if the $75,000 is exceeded.

               M. Conversion of PTEC Boiler. If necessary to obtain an AMS permit for the Project, Adwin and O'Brien will pay all of the cost to convert PTEC's Boiler No. 26 to a low NOx dual fuel (natural gas and No. 6 oil). This obligation of Adwin and O'Brien is limited to the first $500,000 expended for this conversion plus 50% of any costs in excess of the $500,000. O'Brien and Adwin are entitled to 50% of any environmental allowances received by PTEC for emission offsets associated with this conversion, up to a maximum amount equal to the amount in excess of $500,000 paid by O'Brien and Adwin for the conversion. Project Developer will use its best efforts to ensure that the air permit will be assignable to PTEC in whole or part consistent with Section 11.K.

               N. PECO Consent. This Amended Steam Venture Agreement is contingent upon Project Developer using its best efforts, as provided in Section 9 above, to obtain on or before January 1, 1994 PECO's agreement to allow PTEC to utilize the Schuylkill site to construct a cogeneration project (Phase I and Phase II) and to utilize any approved interconnection agreement obtained by the Project Developer if (a) either subsection of
Section 11.K is effected or (b) Phase II of the Project is terminated. The Project Developer will provide to PTEC all design,

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engineering and any other work products associated with the electric interconnection between the cogeneration project Phase I and Phase II) and the PECO interconnection point/s if (a) either subsection of Section 11.K is effected or (b) Phase II of the Project is terminated. The Project Developer will allow PTEC to utilize these work products for any purpose subject only to restrictions which may be imposed by PECO.

               O. Release. Each of the parties hereto, for themselves, their successors and assigns, hereby remises, releases and forever discharges the other Parties and their respective successors and assigns of and from all, and all manner of, actions and causes of actions, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, claims and demands whatsoever in law or equity (collectively, "Claims") by reason of any cause, matter or thing whatsoever, from the beginning of the world until the date of this Agreement. The parties hereby acknowledge that, except as expressly set forth herein, (i) no party has any Claim of any nature or sort against any other party as of the date hereof, (ii) there are no defaults of any kind by any party under the Original Agreements, and (iii) each party expressly waives the right to initiate or pursue any action of any kind against any other party based on any act or omission occurring prior to the date hereof. Each party shall indemnify, defend and hold the other parties harmless from any violation of this Section 11.O by such party.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

                         PHILADELPHIA THERMAL ENERGY CORPORATION

                         By:  /s/ S. B. Smith

                         PHILADELPHIA UNITED POWER CORPORATION

                         By:  /s/ S. G. Smith

                         ADWIN EQUIPMENT COMPANY

                         By:  /s/ Daniel A. Neely

                         O'BRIEN ENVIRONMENTAL ENERGY, INC.

                         By:  /s/ Robert A. Shinn

                 LIST OF SCHEDULES AND EXHIBITS



EXHIBIT A                Steam Purity Requirements

EXHIBIT B                Amended Project Services Agreement

EXHIBIT C                Amended Site Lease

EXHIBIT D                Amended Steam Purchase Agreement

EXHIBIT E                List of Project Engineering and
                         Construction Firms

                            EXHIBIT E

               ENGINEERING AND CONSTRUCTION FIRMS


Raytheon Corp. (United Engineers)

Dick Corp. (Gilbert Commonwealth)

Walsh Construction (Black & Veetch)

              EXHIBIT A to STEAM VENTURE AGREEMENT

STEAM PURITY REQUIREMENTS

                           EXHIBIT "A"

                    Steam Purity Requirement


High Pressure Steam

     Pressure                 1300 max - 1200 psi min
     Temperature                   925 max - 900 min
     Sodium                   < 15 ppb
     Chloride                 < 10 ppb
     Silica                   < 15 ppb
     Cation-Conductivity      < 0.35 umhos


Distribution Sendout Steam

     Pressure                 240 psi max - 210 psi min
     Temperature                   Steam temperature shall be
40 F above sanitation
                              temperature but not higher than
450 F.
     M Allcalinity            < 1.0 ppm
     Free CO2                 < 1.5 ppm
     TDS                      < 0.2 ppm

All chemicals carried over into the distribution steam system must be suitable for use in the preparation of food, humidification and sterilization of surgical instruments as specified by the FDA and USDA

All desuperheating spray water must meet the same criteria established for boiler feed water.